COGNITRONICS NAMES MICHAEL MITCHELL
              AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

DANBURY, CT., August 16, 2006   Cognitronics Corporation (AMEX:CGN),
a leading provider of call processing technology, today announced the appointment of Michael Mitchell to the position of President and Chief Executive Officer, effective immediately. Mr. Mitchell succeeds Brian J. Kelley, who has tendered his resignation as an officer and director of the company.
For five years leading up to Cognitronics' acquisition of the company in November 2005, Mr. Mitchell formerly served as President and Chief Executive Officer of ThinkEngine Networks, Inc. His return to the organization is representative of its increased focus on next-generation voice services and conferencing solutions. "Cognitronics and ThinkEngine have a long history of delivering critical network components to our customers," said Michael Mitchell, President and Chief Executive Officer of Cognitronics.
"As our customers migrate to next generation IP networks, we are ready to assist them with unique products which ease their network transition and protect their investment through support and enhancements to the CX series products. In addition, we intend to focus significant resources on the next generation ThinkEngine VSR1000 media server capitalizing on and extending our success in the conferencing marketplace. Some of the largest conferencing corporations and tier 1 LECs in North America depend on the VSR1000 for next generation conferencing and IVR services and these customers can be assured that we will be a leader meeting the needs of this rapidly changing marketplace."
As a material inducement to Mr. Mitchell's employment, he was granted 200,000 shares of restricted common stock of the company pursuant to the exemption from stockholder approval set forth in American Stock Exchange Rule 711. The restricted shares will vest on the earlier of the fourth anniversary of his employment or a change in control of the company. During the restricted period, Mr. Mitchell will have the right to vote such shares at any meeting of stockholders and the right to receive all dividends paid with respect to such shares.
ABOUT COGNITRONICS
Cognitronics is a leading supplier of media server solutions to the telecommunications industry. The CX Network Media Servers (CX Series) and VSR1000 are a cost-effective and highly scalable family of carrier class media server platforms, delivering advanced network media solutions in VoIP networks as well as in traditional AIN and TDM circuit switched environments.
For more information, visit the company's website at www.cognitronics.com.
 Statements contained herein which are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, the continuance of reduced capital expenditures throughout the telecommunications market, variability of sales volume from quarter to quarter, product demand, market acceptance, litigation, risk of dependence on significant customers, third party suppliers and intellectual property rights, risks in product and technology development and other risk factors detailed in the company's most recent Form 10-K and other Securities and Exchange Commission filings.
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